EXHIBIT 99.1

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Website: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES REDEMPTION

OF 7.08% DEBENTURES DUE MARCH 31, 2098

NEW YORK, March 25, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced today that it will redeem all of its outstanding $200 million 7.08% debentures (NYSE Listing AKB, CUSIP No. 023139306), on April 28, 2003 (the “Redemption Date”) at par ($25 per debenture) plus accrued interest to the Redemption Date. JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), whose address is JPMorgan Chase Bank, Corporate Trust Services, P.O. Box 2320, Dallas, Texas 75221-2320, shall act as the paying agent.

The debentures will be redeemed using proceeds from the recent $175 million, 5.875% debenture issuance, together with other corporate funds. The refinancing will lower debt service payments. On the Redemption Date, Ambac will write-off fees and expenses related to the original issuance of the 7.08% debentures of approximately $6.5 million ($4.2 million after-tax).

Commenting on the transaction, Ambac’s Chief Financial Officer, Thomas J. Gandolfo noted, “The refinancing will provide Ambac with an economic benefit by reducing debt service payments. The costs to issue new debentures and repay existing debentures are minor relative to the long-term economic benefit to be received by Ambac.”

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).